MUNIENHANCED FUND, INC.

FILE # 811-5739

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
5/11/00	City of NY 6.375 5/15/15	$5,000,000	$666,385,000	JP Morgan
5/11/00	City of NY 6.375 5/15/14	$5,000,000	$666,385,000	JP Morgan
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